                                                                 EXHIBIT 12

                               CATERPILLAR INC.,
                      CONSOLIDATED SUBSIDIARY COMPANIES,
                      AND 50%-OWNED AFFILIATED COMPANIES

                      STATEMENT SETTING FORTH COMPUTATION
                     OF RATIOS OF PROFIT TO FIXED CHARGES
                             (Millions of dollars)


                           YEARS ENDED DECEMBER 31,

                                                                               1994         1993         1992
                                                                               ____         ____         ____
Profit (loss).............................................................    $  955       $  681       $(218)
Add:
    Provision (credit) for income taxes...................................       397           43        (123)
                                                                              ------       ------       -----
Profit (loss) before taxes................................................    $1,352       $  724       $(341)
Fixed charges:
    Interest and other costs related to borrowed funds/1/.................    $  430       $  464       $ 527
    Rentals at computed interest factors/2/...............................        51           53          52
                                                                              ------       ------       -----
Total fixed charges.......................................................    $  481       $  517       $ 579
                                                                              ------       ------       -----
Profit before provision (credit) for income taxes and fixed charges.......    $1,833       $1,241       $ 238
                                                                              ======       ======       =====
Ratio of profit to fixed charges/3/.......................................       3.8          2.4          --
                                                                              ======       ======       =====

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/1/Interest expense as reported in the Consolidated Results of
   Operations plus the Company's proportionate share of 50 percent-owned affiliated companies' interest expense.

/2/Amounts represent those portions of rent expense that are reasonable approximations of interest costs.

/3/Because of pretax losses for the year ended December 31, 1992, profit was not sufficient to cover fixed charges. The coverage deficiency was approximately $341 million.